Exhibit 23.1

KPMG Audit Plc	Tel +44 (0) 20 7311 1000
Financial Services	Fax +44 (0) 20 7311 5840
15 Canada Square	DX 38050 Blackfriars
Canary Wharf
London E14 5GL

Aspen Insurance Holdings Limited
Maxwell Roberts Building
1 Church Street
Hamilton HM 11	Our ref aph/547
Bermuda
15 December 2010
Dear Sirs
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Aspen Insurance Holdings Limited as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Yours faithfully
KPMG Audit Plc

KPMG Audit Plc, a UK public limited company, is a subsidiary of KPMG
Europe LLP and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss
entity.	Registered in England No 3110745 Registered office: 15 Canada Square, London, E14 5GL